Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS RECORD THIRD QUARTER EARNINGS;
REAFFIRMS FOURTH QUARTER 2009 GUIDANCE

     Pleasanton, California, November 19, 2009 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that earnings per share for the 13 weeks ended October 31, 2009 increased 91% to $.84, from $.44 for the 13 weeks ended November 1, 2008. Net earnings for the third quarter ended October 31, 2009 grew 83% to a record $105.1 million, up from $57.3 million for the third quarter ended November 1, 2008. Fiscal 2009 third quarter sales increased 12% to $1.744 billion, with comparable store sales up a strong 8% over last year.

     For the nine months ended October 31, 2009, earnings per share increased 52% to $2.39, from $1.57 for the nine months ended November 1, 2008. Net earnings for the year-to-date period in 2009 grew 44% to a record $299.9 million, up from $208.1 million in the prior year period. Sales for the first nine months of 2009 increased 10% to $5.204 billion, with comparable store sales up 5% on top of a 3% gain in the prior year period.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are very pleased with our robust sales and earnings growth in the third quarter and first nine months, both of which were well ahead of plan. Our ability to deliver compelling bargains, while operating our business on much lower inventories, remains the primary driver of these outstanding results. In addition, shortage results from our annual physical inventory during the quarter were much better than expected, mainly due to the ongoing successful implementation of our shortage control initiatives. Shoes and Dresses continued to be the top merchandise categories while the Southeast and Mid-Atlantic remained the strongest regions.”

     Mr. Balmuth continued, “Third quarter operating margin grew about 385 basis points to 9.9%, due to 340 basis points of higher gross margin and a 45 basis point decline in selling, general and administrative costs. The gross margin improvement was from a combination of healthy merchandise gross margin gains, much lower than expected shortage results, a decline in freight and distribution expenses as a percent of sales, and leverage on occupancy costs.”

     Mr. Balmuth also noted, “As we ended the third quarter, our balance sheet and cash flows remained healthy. We continued to return capital to stockholders through our stock repurchase and dividend programs. During the first nine months of fiscal 2009, we repurchased 5.8 million shares of common stock for an aggregate purchase price of $230 million. We are on track to complete the remaining $70 million stock repurchase authorization by the end of fiscal 2009.”

     Looking ahead, Mr. Balmuth said, “As we enter the important holiday season, we remain well positioned as a value retailer, and our stores are stocked with fresh and exciting assortments of terrific name-brand bargains. That said, with a still uncertain economic climate, we believe it is prudent to maintain our prior forecast for both sales and earnings.”

     “For the 13 weeks ending January 30, 2010, we continue to forecast same store sales gains of 5% to 6% and earnings per share in the range of $.88 to $.94. For the fiscal year ending January 30, 2010, we now project earnings per share to increase 40% to 43% to $3.27 to $3.33, up from $2.33 in fiscal 2008,” concluded Mr. Balmuth.

     The Company will provide additional details concerning its third quarter results, fourth quarter and fiscal 2009 guidance, and business outlook on a conference call to be held on Thursday, November 19, 2009 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Investors section of the Company’s website, located at www.rossstores.com. A recorded version of the call will be available at the website address and via a telephone recording until 8:00 p.m. Eastern time on November 26, 2009 at (706) 645-9291, PIN # 86370218.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in financial and credit markets and the severity and duration of the current recession; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2008 and Form 10-Qs and 8-Ks for fiscal 2009. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2008 revenues of $6.5 billion. As of October 31, 2009 the Company operated 955 Ross Dress for Less® (“Ross”) stores and 53 dd’s DISCOUNTS® locations, compared to 906 Ross and 57 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	October 31,	November 1,	October 31,	November 1,
($000, except stores and per share data, unaudited)	2009	2008	2009	2008
Sales	$1,744,139	$1,555,287	$5,204,374	$4,752,027

Costs and expenses
Costs of goods sold	1,284,852	1,198,451	3,864,697	3,635,230
Selling, general and administrative	286,511	262,534	844,699	779,045
Interest expense (income), net	1,943	(15)	4,989	(2,688)
Total costs and expenses	1,573,306	1,460,970	4,714,385	4,411,587

Earnings before taxes	170,833	94,317	489,989	340,440
Provision for taxes on earnings	65,753	37,047	190,115	132,386
Net earnings	$105,080	$57,270	$299,874	$208,054

Earnings per share
Basic	$0.86	$0.44	$2.43	$1.60
Diluted	$0.84	$0.44	$2.39	$1.57

Weighted average shares outstanding (000)
Basic	122,377	128,930	123,512	130,119
Diluted	124,648	131,099	125,592	132,324

Dividends per share
Cash dividends declared per share	$0.110	$0.095	$0.220	$0.190

Stores open at end of period	1,008	963	1,008	963

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	October 31,	November 1,
($000, unaudited)	2009	2008
Assets

Current Assets
Cash and cash equivalents	$576,162	$231,241
Short-term investments	979	2,833
Accounts receivable	47,496	47,104
Merchandise inventory	1,014,638	1,093,082
Prepaid expenses and other	63,048	62,591
Deferred income taxes	11,737	19,805
Total current assets	1,714,060	1,456,656

Property and equipment, net	945,734	931,891
Long-term investments	18,974	39,072
Other long-term assets	62,702	55,020
Total assets	$2,741,470	$2,482,639

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$767,771	$686,401
Accrued expenses and other	235,605	243,509
Accrued payroll and benefits	193,221	168,845
Income taxes payable	11,275	-
Total current liabilities	1,207,872	1,098,755

Long-term debt	150,000	150,000
Other long-term liabilities	171,666	162,134
Deferred income taxes	104,739	85,860

Commitments and contingencies

Stockholders’ Equity	1,107,193	985,890
Total liabilities and stockholders’ equity	$2,741,470	$2,482,639

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	October 31,	November 1,
($000, unaudited)	2009	2008
Cash Flows From Operating Activities
Net earnings	$299,874	$208,054
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	115,188	100,919
Stock-based compensation	19,232	17,156
Deferred income taxes	9,838	6,795
Tax benefit from equity issuance	7,773	8,105
Excess tax benefit from stock-based compensation	(6,184)	(5,850)
Change in assets and liabilities:
Merchandise inventory	(133,580)	(67,787)
Other current assets	(14,133)	(19,272)
Accounts payable	245,034	61,982
Other current liabilities	36,564	48,646
Other long-term, net	4,276	10,085
Net cash provided by operating activities	583,882	368,833

Cash Flows From Investing Activities
Additions to property and equipment	(124,175)	(175,468)
Proceeds from sales of property and equipment	10	117
Purchases of investments	(2,904)	(32,942)
Proceeds from investments	23,223	33,833
Net cash used in investing activities	(103,846)	(174,460)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	6,184	5,850
Issuance of common stock related to stock plans	45,392	45,599
Treasury stock purchased	(5,428)	(3,560)
Repurchase of common stock	(229,817)	(231,404)
Dividends paid	(41,560)	(37,197)
Net cash used in financing activities	(225,229)	(220,712)

Net increase (decrease) in cash and cash equivalents	254,807	(26,339)

Cash and cash equivalents:
Beginning of period	321,355	257,580
End of period	$576,162	$231,241

Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$166,382	$139,215

Non-Cash Investing Activities
Increase (decrease) in fair value of investment securities	$1,462	$(4,069)